Exhibit 99.1

 Jerash Announces Senior Executive Appointments

Bolsters US Team to Support Organic and Strategic Expansion Strategies

New York, New York – September 12, 2018 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company”), a producer of high quality textile goods for leading global brands, today announced senior executive appointments to further its global expansion strategy and operational capabilities. The Company appointed Karl Brenza as Head of US Operations, a new role focused on organic and strategic growth, and Richard Shaw as full-time Chief Financial Officer, a role which he had previously fulfilled on a part-time basis.

Choi Lin Hung, Chairman of Jerash stated: “We are very pleased to announce these appointments, which further our capabilities as we position Jerash for additional organic and strategic growth. We are excited to announce that Karl Brenza has joined the Company to enhance our operational capabilities, work closely with current and prospective customers, and provide additional support for our organic and strategic expansion plans. Rich has been an instrumental part of our team since May 2017 and is now taking a full-time role as we anticipate strong organic growth in Fiscal 2019 as part of our strategic expansion efforts.”

Karl Brenza was appointed as Head of US Operations, a new role intended to accelerate Jerash’s growth capabilities. Mr. Brenza will provide high-level managerial, strategic and operational services for Jerash’s US operations on a part-time basis, as well as support for the Company’s other operations in Jordan and Hong Kong. His responsibilities will include working with US-based customers, managing Jerash’s outside relationships in the US and helping to direct global initiatives including capacity expansion plans, and capital allocation.

The Company also appointed Richard Shaw as full-time Chief Financial Officer, a role which he has fulfilled since May 2017 under a part-time services contract. Mr. Shaw is responsible for management of the Company’s global financial teams and overseeing timely preparation and filing of Exchange Act reports, ensuring that filings are completed in accordance with US GAAP and SEC guidelines. Additionally, he and Mr. Brenza will jointly lead relationships with the US based professional team, investor relations initiatives in the US and corporate strategy and business development initiatives, including identification and evaluation of potential M&A transactions.

Mr. Brenza has over 25 years of investment banking and financial advisory experience as well as significant operational and technology experience as a corporate executive. Mr. Brenza currently serves as Senior Managing Director of Paulson Investment Company, LLC, a New York City based investment bank. Mr. Brenza previously served as Senior Managing Director and Head of the Capital Growth Advisory Group at Maxim Group, LLC, Managing Director and Head of Investment Banking at Broadband Capital Management, and Managing Director and Head of Industry Consolidations at BlueStone Capital Partners. Mr. Brenza’s operational experience includes positions as Chief Finance Officer of a public IT solutions company, Director of Business Development and Head of the ISP/telecom group for a venture-backed Internet services company and as a systems engineer for Raytheon Co.

Mr. Shaw’s experience includes serving as the President of LogiCore Strategies, LLC, a financial and business advisory services firm, as Chief Financial Officer of BirchBioMed, Inc., a clinical-stage biomedical company, and as Chief Financial Officer and Treasurer of Tripborn, Inc., an online travel agency that offers travel reservations and related travel services to travel agents in India. Previously, Mr. Shaw served as Chief Operating Officer of Roberts Office Furniture Concepts, as Chief Financial Officer of High Peaks Hospitality, LLC, and Chief Financial Officer of Harden Furniture, Inc. Mr. Shaw is a Certified Public Accountant, licensed by the State of New York.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are made up of three factory units and two warehouses and currently employ approximately 2,900 people. The total annual capacity at its facilities is approximately 6.5 million pieces. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

Richard J. Shaw, Chief Financial Officer

(315) 727-6791

richard.shaw@jerashholdings.com